UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

[ ] Check this box if no longer subject to Section 16.
    Form 4 or Form 5 obligations may continue.

1. Name and Address of Reporting Person(s)
   Dietz, Charles Alex
   1 Information Way
   Little Rock, AR  72202

2. Issuer Name and Ticker or Trading Symbol
   Acxiom Corporation (ACXM)

3. I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)

4. Statement for Month/Year
   09/02

5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   [ ] Director                   [ ] 10% Owner
   [X] Officer (give title below) [ ] Other (specify below)
   Solutions and Products Leader

7. Individual or Joint/Group Filing (Check Applicable Line)
   [X] Form filed by One Reporting Person
   [ ] Form filed by More than One Reporting Person

Table I   Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
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1)Title of Security                   2)Trans-    3.Trans- 4.Securities Acquired(A)      5)Amount of    6)  7)Nature of
                                        action      action   or Disposed of (D)            Securities         Indirect
                                        Date        Code                   A               Beneficially   D   Beneficial
                                        (Month/                            or              Owned at       or  Ownership
                                        Day/Year)   Code V   Amount        D  Price        End of Month   I
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Common Stock, $.10 Par Value            09/04/02    S        1,000.0000    D  $17.9700     208,357.9980   D  Direct

Common Stock, $.10 Par Value                                                                20,671.1040   I  by Managed Account 1

Common Stock, $.10 Par Value                                                                 3,407.6440   I  by Managed Account 2

Common Stock, $.10 Par Value                                                                   925.6550   I  by Managed Account 3

Common Stock, $.10 Par Value                                                                    29.5230   I  by Managed Account 4

Common Stock, $.10 Par Value                                                                12,925.8632   I  by Spouse

Table II (PART 1)  Derivative Securities Acquired, Disposed of, or Beneficially Owned  (Columns 1 through 6)
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1)Title of Derivative          2)Conversion    3)Trans-       4)Trans-  5)Number of Derivative            6)Date Exercisable and
Security                       or Exercise     action         action    Securities Acquired (A)           Expiration Date
                               Price of        Date           Code      or Disposed of (D)
                               Derivative
                               Security                       Code  V   A                D                Exercisable  Expiration
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Table II (PART 2)  Derivative Securities Acquired, Disposed of, or Beneficially Owned  (Columns 1,3 and 7 through 11)
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1)Title of Derivative          3)Trans-  7)Title and Amount                           8)Price     9)Number of   10) 11)Nature of
Security                       action    of Underlying                                of Deri-    Derivative        Indirect
                               Date      Securities                                   vative      Securities    D   Beneficial
                                                                        Amount or     Security    Beneficially  or  Ownership
                                                                        Number of                 Owned at      I
                  -                      Title                          Shares                    End of Month
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Explanation of Responses:

SIGNATURE OF REPORTING PERSON
/S/ By: Catherine L. Hughes, Attorney-in-fact
    For: Charles A. Dietz
DATE